CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 333-86067 (Investment Company Act of 1940 file No. 811-09561) on Form N-1A of Century Capital Management Trust, of our report dated December 15, 2006 appearing in the annual report to shareholders of Century Shares Trust and Century Small Cap Select Fund, each a series of Century Capital Management Trust, for the year ended October 31, 2006, and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such registration statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 26, 2007